EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

PINEAPPLE FINANCIAL INC.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares, no par value	457(c)	25,682,046	$2.77	(2)	$71,139,267	0.0001381	$9,824
	Total Offering Amounts						$71,139,267		$9,824
	Total Fees Previously Paid								$0
	Total Fee Offsets								$0
	Net Fee Due								$9,824

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $2.77, the average of the high ($2.97) and low ($2.57) reported sales prices of the registrant’s common shares on the NYSE American LLC on December 11, 2025.